Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-188364

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 6, 2013)


     The Selling Shareholders section in the Company's Prospectus is amended as follows:

Selling Shareholders removed:
                                                       Shares Issuable Upon
      Name                                      Exercise of Series C Warrants
      ----                                      -----------------------------

      Colorado State Bank and Trust
        CFBO  Proteus Capital 401(k) Plan                 25,000
      Paul Montanarella IRA Sterling Trust
        as Custodian                                      11,000

Changes to existing Selling Shareholders:


                                     Shares Issuable                      Share       Percentage
                                      Upon Exercise      Shares to       Ownership    Ownership
Name of Selling              Shares     of Series       be sold in         After        After
 Shareholder                 Owned     C Warrants      this Offering     Offering      Offering
--------------               ------   --------------   -------------    ----------    ----------

James H.B. Wilson
  Testamentary Trust           --         6,250            6,250             --            --




Selling Shareholders added:

James H.B. Wilson, Jr.         --         6,250            6,250             --            --

BOKF N.A. dba Colorado
  State Bank and Trust
  fbo M. McDonald SD IRA       --        25,000           25,000             --            --

Sterne Agee & Leach
  C/F Paul Montanarella
  c/o IRA                      --        11,000           11,000             --            --


Controlling Persons

     The following are the controlling persons of the non-individual Selling Shareholders which have been added:

      Name of Shareholder                       Controlling Person
      -------------------                       ------------------

       BOKF N.A. dba                            Morris McDonald
         Colorado State Bank
         and Trust fbo M.
         McDonald SD IRA

       Sterne Agee & Leach                      Paul Montanarella
         C/F Paul Montanarella
         c/o IRA



     The date of this prospectus supplement is December 10, 2014.